Exhibit 16.1

January 11, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Allied Healthcare International Inc.’s Form 8-K dated January 11, 2006, and have the following comments:

1.	We agree with the statements made in the first, second, fourth, fifth and sixth paragraphs of Item 4.01 (a).

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph of Item 4.01 (a) and Item 4.01 (b) in its entirety.

Yours truly,

/s/ Deloitte & Touche LLP